Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated October 15, 2012, relating to the consolidated financial statements and schedule and the effectiveness of LTX/Credence Corporation’s internal control over financial reporting, appearing in the Company’s Annual Report on Form 10-K for the year ended July 31, 2012.

/s/ BDO USA, LLP

Boston, Massachusetts

January 17, 2013